UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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(as permitted by Rule 14a-6(e)(2))

MARGO CARIBE, INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[ ]
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NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
FRIDAY, OCTOBER 28, 2005

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Margo Caribe, Inc. (“Margo”) will be held on Friday, October 28, 2005 at 10:00 a.m., local time, at the offices of Pietrantoni Méndez & Alvarez LLP, Banco Popular Center, 19th Floor, 209 Muñoz Rivera Avenue, San Juan, Puerto Rico, to consider and vote upon the following proposals:

(1)    The election of six directors of Margo;

(2)    The ratification of the appointment of Deloitte & Touche LLP as Margo’s independent registered public accounting firm for the year ending December 31, 2005; and

(3)    The transaction of such other business as may properly be brought before the meeting or any adjournment thereof.

The Board of Directors has designated the close of business on September 26, 2005 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any and all adjournments thereof. A list of these stockholders will be available for a period of 10 days prior to the annual meeting at the office of Margo at Road 690, Kilometer 5.8, Vega Alta, Puerto Rico 00762, and will also be available for inspection at the meeting itself.

In order to assure that your vote will be counted, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage paid envelope.

By order of the Board of Directors,

Margaret D. Spector
Secretary

Vega Alta, Puerto Rico
September 27, 2005

MARGO CARIBE, INC.
Road 690
Kilometer 5.8
Vega Alta, Puerto Rico 00692

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
to be held on Friday, October 28, 2005

This proxy statement is being furnished to the holders of the common stock, $.001 par value (“Margo Common Stock”) of Margo Caribe, Inc., a Puerto Rico corporation (“Margo”), in connection with the solicitation of proxies by the Board of Directors of Margo for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the place and time and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and accompanying form of proxy are first being sent to stockholders on or about September 30, 2005.

The Board of Directors has ordered the Annual Meeting to be held on Friday, October 28, 2005, and has fixed the close of business on September 26, 2005, as the record date (the “Record Date”) for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting or at any adjournment or postponement thereof. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Margo Common Stock is necessary to constitute a quorum at the meeting. In determining the presence of a quorum at the Annual Meeting, abstentions are counted and “broker non-votes” are not. A “broker non-vote” results when a broker or nominee has physically indicated on the proxy that it does not have discretionary authority to vote on a particular matter (even though those shares may be entitled to vote on other matters).

As of the Record Date, 2,829,431 shares of Margo Common Stock were outstanding. Holders of Margo Common Stock are entitled to one vote per share, exercisable in person or by proxy, at all meetings of stockholders. The Margo Common Stock is the only class of Margo’s securities which is entitled to vote on the matters submitted to a vote at the Annual Meeting.

Proxies in the accompanying form, properly executed, duly returned to Margo and not revoked, will be voted in the manner specified. If no instructions are made, such shares will, except as provided in the second paragraph of this proxy statement, be voted (i) for the election of the six nominees for directors named in this proxy statement; (ii) to ratify the appointment of Deloitte & Touche LLP as Margo’s independent registered public accounting firm for the year ending December 31, 2005; and (iii) in the proxyholders’ discretion on any other matters that may properly come before the Annual Meeting. Returning a signed proxy will not affect a stockholder’s right to attend the Annual Meeting and to vote in person, since proxies are revocable. A proxy for the Annual Meeting may be revoked at any time prior to its use by submission of a later dated proxy, by delivery of written notice of revocation to the Chairman of the Board of Margo, or by voting in person at the Annual Meeting. Presence at the Annual Meeting does not of itself revoke a proxy.

Margo will pay the entire cost of soliciting proxies for the Annual Meeting. Solicitation of proxies may be made through personal visits or telephone calls to stockholders or their representatives by directors, officers and other employees of Margo, who will receive no additional compensation therefor. Proxies and proxy materials will also be distributed at the expense of Margo by brokers, nominees, custodians and other similar parties.

ELECTION OF DIRECTORS

The Board of Directors has fixed the number of directors at six. On July 29, 2005, the Board of Directors elected Mr. Roberto J. Luciano to serve as a director until the Annual Meeting. Since his election, Mr. Luciano has served as Chairman of the Audit Committee of the Board of Directors and has been designated as “audit committee financial expert” as such term is defined in the rules adopted by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002. Mr. Luciano is now being nominated for election as a director for the first time at the Annual Meeting. Accordingly, at the Annual Meeting, six directors comprising the entire Board of Directors of Margo are to be elected to serve until the 2006 Annual Meeting of Stockholders and until their successors are duly elected and qualified. The Board of Directors has nominated the following persons for election as directors:

Michael J. Spector
Evan H. Berger
Ramón L. Domínguez
Blás R. Ferraiuoli
Roberto J. Luciano
Michael A. Rubin

The Board of Directors recommends that stockholders vote FOR the election of the six nominees listed above.

Once a quorum is present, the directors must be elected by a majority of the votes cast by the shares of Margo Common Stock entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not have an effect on the election of directors of Margo. In the absence of instructions to the contrary, the persons named in the accompanying proxy will vote the shares represented thereby in favor of such nominees. In addition, though management does not anticipate that any of the persons named above will be unable, or will decline, to serve, if any of the persons named above is unable to serve or declines to serve, the persons named in the accompanying proxy may vote for another person, or persons, in their discretion.

Michael J. Spector and Margaret D. Spector (the “Spectors”) jointly own more than a majority of the outstanding shares of Margo Common Stock. As a result, the Spectors have sufficient votes to elect all of the nominees to Margo’s Board of Directors. See “Security Ownership of Certain Beneficial Owners and Management.” The Spectors have indicated that they intend to vote for each of the nominees listed above.

Information Concerning Nominees for Election

The following table sets forth certain information with respect to each nominee for election to the Board of Directors. The business experience of each individual is set forth in the paragraphs following the table.

Nominee	Age at September 1, 2005	Position with Margo	Director Since
Michael J. Spector	58	Chairman, Chief Executive Officer and Director	1981
Evan Berger	39	Director	2004
Blás R. Ferraiuoli	60	Director	1988
Roberto J. Luciano	46	Director	----
Michael A. Rubin	63	Director	1995
Ramón L. Domínguez	51	Director	2001

MR. SPECTOR currently serves as the Chairman of the Board and Chief Executive Officer and is a director of Margo. He has held these positions since the organization of Margo in 1981. His wife, Margaret D. Spector, is Secretary of Margo.

MR. BERGER was elected as a director of Margo in 2004 and continues to hold that position. Mr. Berger has served as President and Chief Executive Officer of TODO Caribe Development Corp., a real estate development consulting firm, since January 2005.  From 2003 to January 2005, Mr. Berger served as Vice President and Director of Leasing for PMI Retail Property Management Corp, a managing agent for 5.3 million square feet of prime mall and strip based retail shopping centers in Puerto Rico. From 1996 to 2003, Mr. Berger was an attorney engaged in private practice in New York. From 1997 to 2001, Mr. Berger also served as General Counsel to Equilink LLC, New York, New York, a mergers and acquisitions, business development and venture capital consultant to emerging market and small capitalization companies.

MR. FERRAIUOLI was elected a director of Margo in 1988 and continues to hold that position. He has had his own law practice since June 1994.

MR. LUCIANO is being nominated to the Board of Directors for the first time at the 2005 Annual Meeting of Stockholders. Mr. Luciano is a certified public accountant and a Managing Director of Lomba, Luciano, Méndez & Dolagaray, PSC, a full-service CPA and consulting firm based in San Juan, Puerto Rico since 1999. From 1993 through 1999, Mr. Luciano served as Controller of Méndez & Co., a leading food and beverages distributor in Puerto Rico. From 1981 to 1993, Mr. Luciano worked at KPMG, LLC, where he attained the position of Senior Manager.

MR. RUBIN was elected a director of Margo in 1995 and continues to hold that position. Mr. Rubin is an attorney engaged in private practice. He has been a partner in the law firm of Michael A. Rubin, P.A., Coral Gables, Florida, for more than the past five years. Mr. Rubin serves as a director of the Herzfeld Caribbean Basin Fund, Inc.

MR. DOMINGUEZ was elected as a director of Margo in 2001. Mr. Domínguez has served as the President of San Juan Holdings, Inc., an investment banking firm in Puerto Rico since February 1998 and as the President of RD Capital Group, Inc., a broker-dealer, since July 1994.

Corporate Governance

Margo’s affairs are managed by, or are under the direction of, the Board of Directors pursuant to the General Corporations Law of the Commonwealth of Puerto Rico and Margo’s By-Laws. Members of the Board of Directors are kept informed of the company’s business through discussions with the Chairman and Chief Executive Officer, the President and Chief Operating Officer, the Chief Financial Officer and with other members of management, and by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

Corporate Governance Guidelines

Margo has adopted a Code of Business Conduct and Ethics that complies with the requirements of the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission and the NASDAQ Stock Market. A copy of Margo’s Code of Business Conduct and Ethics may be found on Margo’s website at www.margocaribe.com. It has also been filed as an exhibit to Margo’s 2004 Annual Report on Form 10-KSB.

Shareholders or employees of Margo, as well as other interested parties, may direct their communications to Margo’s Board of Directors or report possible legal or ethical violations to Margo’s Audit Committee at:

Margo Caribe, Inc.
Chairman of the Audit Committee
Call Box 1370
Dorado, Puerto Rico 00646-1370

Board Independence

Margo has determined that due to the beneficial ownership of the Spectors, of more than 50% of Margo Common Stock, Margo is a “controlled company” as defined in Rule 4350(c)(5) of the NASDAQ Marketplace Rules. Therefore, Margo is not subject to the requirements of Rule 4350(c) that would otherwise require Margo to have (i) a majority of independent directors on the Board; (ii) regularly scheduled executive sessions at which only such independent directors are present; (iii)  compensation of its Chief Executive Officer and its executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (iv) Director nominees selected or recommended for Board’s selection by a majority of the independent directors or a nominating committee composed solely of independent directors.

Notwithstanding the foregoing, if the proposed nominees for election are elected at the annual meeting, more than two-thirds of the Board of Directors will consist of independent directors (“Independent Directors”) pursuant to the rules adopted by the Securities and Exchange Commission currently applicable to the corporate governance standards for companies listed on the NASDAQ Stock Market. Margo’s Board structure includes Audit and Compensation committees consisting entirely of Independent Directors.

In determining independence, the Board of Directors has affirmatively determined whether directors have a “material relationship” with Margo. When assessing the “materiality” of a director’s relationship with Margo, the Board of Directors considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to Margo as those prevailing at the time from unrelated parties for comparable transactions.

Material relationships can include business, consulting, legal, accounting, charitable and familial relationships. Independence means (1) not being at present, or during the past three years have been, an employee of Margo or having a family member who is at present, or who at any time during the past three years was, an executive officer of Margo; (2) not personally receiving or having a family member who receives more than $60,000 per year in direct compensation from Margo, or any subsidiary of Margo, other than compensation for board services, payments arising solely from investments in Margo’s securities, direct compensation paid by Margo to a family member who is a non-executive employee of Margo, or a subsidiary of Margo, benefits under a tax-qualified retirement plan or non-discretionary compensation and loans permitted under Section 13(k) of the Securities Act of 1934; (3) not being a director who is, or having a family member who is, a partner in, or a controlling shareholder or an executive officer of, an organization that makes payments to, or that receives payments (other than those arising solely from investments in Margo’s securities, or payments under non-discretionary charitable contribution matching programs)from, Margo, for property or services, during the current or any of the past three fiscal years, in an amount which exceeds the greater of $200,000, or 5% of the recipient’s consolidated gross revenues for that year; (4) not being employed, or having a family member employed, as an executive officer of another company where any at any time during the past three years a current executive officer of Margo serves on that company’s compensation committee; or (5) not being a director who is, or having a family member who is, a current partner in Margo’s outside auditor or a former partner or employee of Margo’s outside auditor who worked on Margo’s audit at any time during the past three years.

Applying these standards, the Board of Directors has determined that the following majority of directors and nominees are independent — Evan H. Berger, Blás R. Ferraiuoli, Ramón L. Domínguez, Roberto J. Luciano and Michael A. Rubin.

Compensation of Directors

The directors of Margo who are not employees of Margo are paid a quarterly retainer fee of $1,000 and an additional fee of $1,000 for each meeting of the Board of Directors (or committee thereof) attended in person, or $250 for each meeting of the Board of Directors (or committee thereof) conducted by telephone conference, plus any travel and out-of-pocket expenses incurred in connection with the performance of their duties. No separate fees are paid for committee meetings attended on the same day as a Board meeting. The directors of Margo who are employed by Margo do not receive additional compensation for serving as directors. Margo also provides directors’ liability insurance for its directors.

As provided under Margo’s 1998 Stock Option Plan (the “1998 Plan”) adopted April 23, 1998, any nonemployee director of Margo who is in office on the first business day following any annual meeting of shareholders shall automatically receive on such date options to acquire 3,438 shares of Margo Common Stock at the closing market price on such date. During 2004, Messrs. Berger, Domínguez, Ferraiuoli and Rubin each received options to acquire 3,438 shares of Margo Common Stock at an exercise price of $3.00 expiring on August 24, 2014 in accordance with the 1998 Plan.

Directors’ Meetings

The Board of Directors held three meetings during 2004. Each member of the Board of Directors attended at least 75% of the Board meetings and meetings held by all Committees on which he or she served during such period.

Each of the current directors (other than Mr. Rubin and Mr. Luciano, who was not a director at that time) attended last year’s Annual Stockholders’ Meeting. While Margo encourages directors to attend annual stockholder’s meetings it has not adopted a formal policy that all directors must attend annual stockholders’ meetings.

Board Committees

The Board of Directors has standing Audit and Compensation committees. The complete text of the charter of the Audit Committee was reproduced as Appendix A to the proxy statement circulated to Margo’s shareholders in connection with the 2004 Annual Stockholders’ Meeting and will be provided upon written request to Margo.

The Audit Committee met five times during 2004. The Compensation Committee did not held any meetings during 2004.

Presently, Margo’s Board of Directors has no standing nominating committee and nominations are made by the Board of Directors as a whole. Margo’s Board of Directors understands that given the small size of the company, the limited geographic area of its operations and its controlled status it is not appropriate to have a Nominating Committee of the Board of Directors.

While Margo’s Board of Directors has not adopted a formal policy with regards to the consideration of director candidates recommended by shareholders, the Board will consider qualified candidates suggested by shareholders, upon written submission by a shareholder to Margo of the names of such nominees, together with their qualifications for service and evidence of their willingness to serve. Shareholder nominations to the Board of Directors must be made by no later than the tenth day following the date Margo publicly announces the date of its 2006 Annual Meeting of Stockholders.

Audit Committee

The functions of the Audit Committee are described below under the caption “Report of the Audit Committee.” The members of the Audit Committee are Messrs. Berger, Domínguez, Luciano and Rubin. During the year, the Board examined the composition of the Audit Committee and has determined that all members of the Audit Committee meet the standards for independence set forth in Rule 4200(a)(15) of the NASDAQ Marketplace Rules. Under final NASDAQ Stock Market rules, audit committee members may not receive any advisory or consulting fees for services to Margo.

The Audit Committee consists of four independent directors, each of whom has been selected for the Audit Committee by the Board based on the Board’s determination that they are fully qualified to monitor the disclosures of Margo to the end that they fairly present Margo’s financial condition and results of operation. The Board of Directors has also determined that each of its members is financially literate and has designated Mr. Luciano as “audit committee financial expert” as such term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Compensation Committee

The Compensation Committee is charged with reviewing Margo’s general compensation strategy, reviewing benefit programs, administering Margo’s stock option and restricted stock plans, approving the compensation of the Chief Executive Officer and approving certain other employment contracts for senior executive officers. The members of the Compensation Committee are Messrs. Berger, Domínguez and Rubin, each of who has been determined to be independent by the Board of Directors.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee were employed by Margo during 2004. During 2004, none of the executive officers of Margo served as a director, executive officer or compensation committee member of another entity which had an executive officer who served as compensation committee member or director of Margo.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of September 1, 2005, the number of shares of Margo Common Stock owned beneficially by the following persons and the percentage of all shares outstanding represented by such ownership: (a) each director and nominee for director of Margo; (b) all executive officers, directors and nominees of Margo as a group; and (c) each person or entity known by Margo to be the beneficial owner of more than five percent (5%) of the outstanding Margo Common Stock. Unless otherwise stated, all shares are held with sole investment and voting power.

Security Ownership as of September 1, 2005

Name (Position with the Company)	Amount Beneficially Owned(1)(5)	Percent of Class(1)

Michael J. Spector (Executive Officer and Director)	1,841,424(2)	65.0%

Margaret D. Spector Carr. 690, Km. 5.8 Vega Alta, Puerto Rico 00646 (Secretary and spouse of Mr. Spector)	1,841,4242)	65.0%

J. Morton Davis D.H. Blair Holdings, Inc. D.H. Blair Investment Banking Corp. 44 Wall Street New York, New York 10005 (Five Percent Shareholder)	263,928(3)	9.5%

Evan H. Berger (Director)	3,438	(4)

Ramón L. Domínguez (Director)	18,000	(4)

Blás Ferraiuoli (Director)	65,313	2.3%

Roberto J. Luciano (Director)	0	(4)

Michael A. Rubin (Director)	55,188	1.9%

All Executive Officers, Directors and nominees as a Group (10 persons)	2,008,111(1)	69.9%
_______________
(1)
For each person or group, the amount shown as beneficially owned includes the number of shares of common stock the named person(s) has the right to acquire upon exercise of stock options that are exercisable within 60 days of September 1, 2005 as shown below:

$	Michael J. Spector and Margaret D. Spector - 1,375 shares
$	Evan H. Berger - 3,438 shares
$	Ramón Domínguez - 5,500 shares
$	Blás R. Ferraiuoli - 27,500 shares
$	Roberto J. Luciano - 0 shares
$	Michael A. Rubin - 3,348 shares
$	All Executive Officers and Directors as a Group - 48,125 shares
Percent of class does not include shares of common stock issuable upon exercise of stock options held by other persons.
(2)
Includes 1,353,016 shares held directly by Mr. Spector, 441,707 shares held by Mrs. Spector and 45,125 held jointly. Also includes stock options to acquire 4,125 shares held by Mrs. Spector. The Spectors share voting and investment power over the shares owned by each other.

(3)
This amount consists of 27,225 shares owned directly by Mr. Blair, 218,141 shares held in the name of D.H. Blair Investment Banking Corp., a registered broker-dealer which is wholly-owned by D.H. Blair Holdings, Inc., which in turn is wholly-owned by J. Morton Davis and of 18,502 shares owned by Rosalind Davidowitz, the spouse of Mr. Davis. This amount is based upon a Schedule 13G, as amended on February 5, 2005, filed with the SEC.

(4)	Less than one percent.
(5)	All amounts have been adjusted to reflect an increase in the amount of securities resulting from a five-for-four stock split effective July 8, 2005.

INFORMATION CONCERNING EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following table sets forth certain information regarding the executive officers of Margo as of September 1, 2005 who do not serve on Margo’s Board of Directors.

Name (Age)	Positions with Margo

Juan B. Medina (45)	President and Chief Operating Officer

Luis R. Carrasquillo (34)	Senior Vice President and Chief Financial Officer

Luis M. Torres (45)	Senior Vice President — Nursery Division

Officers serve at the discretion of the Board of Directors. All of the executive officers of Margo except Margaret D. Spector, Margo’s Secretary, devote their full time to the operations of Margo.

Background of Executive Officers

Set forth below is a summary of the background of each person who was an executive officer of Margo as of September 1, 2005, other than executive officers who also serve as directors.

MR. MEDINA currently serves as the President and Chief Operating Officer of Margo. He has held this position since March 7, 2005. Formerly he served as a Senior Vice President and Chief Financial Officer of Margo since he joined the Company on September 2, 2003. From January 1983 to July 1986, Mr. Medina worked as an auditor for KPMG Peat Marwick in San Juan, Puerto Rico. From July 1986 to May 2003, he worked for MAPFRE/PRAICO Life, a Puerto Rico based life insurance company with its Parent Company in Madrid, Spain. Positions held with MAPFRE/PRAICO Life during this period included Vice President of Finance from 1986 to 1992; Vice President Operations & Finance, Treasurer from 1992 to 1997; Executive Vice President, Chief Financial Officer, member of the Board of Directors and various committees delegated by the Board from 1997 to 2003.

MR. CARRASQUILLO was appointed as a Senior Vice President and Chief Financial Officer of the Company effective March 7, 2005. From January 1994 to June 1998, Mr. Carrasquillo worked in the audit department of KPMG Peat Marwick in San Juan, Puerto Rico. From June 1998 to July 1999, he worked for MAPFRE/PRAICO Life, a Puerto Rico based life insurance company and a subsidiary of a Spanish-based insurance company, as the Controller of the Company. From July 1999 to February 2005 Mr. Carrasquillo worked as the Finance Director of Liberty Cablevision of PR, Inc. He is also a member of the PR Certified Public Accountants Society.

MR. TORRES currently serves as Senior Vice President — Nursery Division. He has held this position since June 7, 2004. From January 1, 2003 to June 7, 2004, Mr. Torres served as General Manager of Salinas Holding, Inc., DBA Margo Turf and Trees Farm, a joint venture in which Margo has a one-third equity interest. From February 1998 to March 2002, Mr. Torres served as Vice President and Partner of Pennock Growers Inc. Mr. Torres has more than 18 years of professional experience in the ornamental and nursery business as a grower, manager and consultant.

EXECUTIVE COMPENSATION

Board Compensation Committee Report on Executive Compensation

The following Report of the Compensation Committee on Executive Compensation shall not be deemed filed or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that Margo specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Margo has a Compensation Committee which is principally responsible for the development and administration of Margo’s compensation program.

Margo’s executive compensation program is designed to retain experienced management and to link compensation and returns to shareholders. To this end, Margo has developed a compensation strategy that ties a portion of executive compensation to Margo’s performance and to appreciation in Margo’s stock price. The overall objectives of this strategy are to attract and retain the best possible executive talent consistent with Margo’s size and revenues, to motivate these executives to achieve the goals inherent in Margo’s business strategy and to link executive and shareholder interests through the use of stock options and grants of restricted stock.

The key elements of Margo’s executive compensation consist of base salary, an annual bonus and long-term incentives through equity-based awards. Margo’s policies with respect to each of these elements, including the basis for the compensation awarded to Mr. Michael J. Spector, Margo’s Chief Executive Officer, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee will take into account the full compensation package afforded by Margo to the individual, including insurance and other benefits, as well as the programs described below.

Base Salaries

Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies in similar industries and markets as Margo.

Annual salary adjustments are determined by evaluating the performance of Margo and of each executive officer, and also take into account new responsibilities. Non-financial performance measures are also considered. These include increase in market share, efficiency gains, improvements in product quality and improvements in relations with customers, suppliers and employees.

With respect to the base salary of Mr. Spector, the Compensation Committee has taken into account a comparison of base salaries of chief executive officers of similarly sized companies and an assessment of Mr. Spector’s individual performance. Other factors that have and will be taken into account are the longevity of Mr. Spector’s service to Margo and its belief that Mr. Spector is an excellent representative of Margo to the public by virtue of his stature in the community, his relationship with major customers and his experience in the industry.

Annual Bonus

Margo’s executive officers are eligible for an annual bonus based on Margo’s profitability or performance as a whole and individual performance. All executive bonuses are recommended by the Chief Executive Officer and approved by the Compensation Committee.

During 2004, bonuses for all executives were determined principally on a general evaluation of the performance of Margo as a whole and the individual performance of the executive. Mr. Spector requested that he not be awarded a bonus for 2004.

Equity-Based Compensation

Under Margo’s 1998 Stock Option Plan (the “1998 Plan”), which was approved by shareholders, stock options may be granted to Margo’s officers, directors and employees. Stock options are designed to provide additional incentive to employees and directors who provide services to Margo and its subsidiaries. The exercise price with respect to stock options under the 1998 Plan is determined by the Compensation Committee. Under the 1998 Plan, the option exercise price may not be less than 100% of the fair market value of the common stock on the date of grant. This approach is designed to incentivize the creation of shareholder value over the long term since the full benefit of the total compensation package cannot be realized unless stock price appreciation occurs over a number of years. Stock options were not granted to Mr. Spector during the past three years because of his large existing equity ownership in Margo.

Grants of options are made by the Compensation Committee. No grants of stock options were made to Mr. Spector during 2004.

During 2003, Margo adopted the Margo Caribe, Inc. 2003 Restricted Stock Plan (the “2003 Plan”). Under the 2003 Plan, which was approved by shareholders, time- and performance-based grants or awards of restricted stock may be made to executive officers and other key employees of Margo. The 2003 Plan includes certain performance goals that Margo may use to define the vesting period for performance-based equity awards when such awards are granted under the 2003 Plan. Under the 2003 Plan the grant or award of equity-based compensation is intended to attract, retain and reward key employees and strengthen the mutuality of interests between such key employees and Margo’s shareholders. Grants of restricted stock under the 2003 Plan are made by the Compensation Committee. No grants or awards of restricted stock were made to Mr. Spector during 2004.

Members of the Compensation Committee

Evan H. Berger
Ramón L. Domínguez
Michael A. Rubin
Dated: September 27, 2005

Summary Compensation Table

The following table sets forth information regarding compensation of the Company’s Chief Executive Officer and of the President and Chief Operating Officer during each of the three years ended December 31, 2004, 2003 and 2002. The amount (and related exercise price) of option and restricted stock grants shown in the table has been adjusted for a five-for-four stock split effective July 8, 2005.

	Annual Compensation				Long-Term Compensation Awards
Name of Individual and Position with the Company	Year	Salary	Bonus	Other Annual Compensation(1)	Restricted Stock Awards($)(2)	Number of Stock Options Granted		All other Compensation(1)
Michael J. Spector, Chairman,	2004	$130,200	-	$8,000	-	-		$8,000
Chief Executive Officer	2003	130,000	-	8,000	-	3,438	(3)	8,000
and Director	2002	115,000	11,000	8,000	-	3,438	(3)	8,000

Juan B. Medina Arroyo	2004	$132,700	$10,000	$8,000	$28,800	-		$8,000
President and	2003	40,000	-	2,500	36,250	-		2,500
Chief Operating Officer(4)	2002	-	-	-	-	-		-
___________
(1)	Represents matching contribution under the Company’s Salary Deferral Retirement Plan.
(2)
Represents 6,250 stock grants granted on November 21, 2003 and 7,500 on January 7, 2004. The dollar value given is based on the $5.80 and $3.84 price per share of Common Stock on November 21, 2003 and January 7, 2004, respectively.

(3)	Represents 3,438 options granted to his spouse, Margaret D. Spector for each of 2002 and 2003. Mr. Spector may be deemed to beneficially own the options granted to Mrs. Spector.
(4)	Mr. Medina joined the Company on September 2003.

Grant of Stock Options

During 2004, Margo did not grant any stock options to its executive officers.

Options Exercised During 2004 and Option Values at December 31, 2004

The following table sets information on outstanding options held by Margo’s executive officers listed in the Cash Compensation Table and their values at December 31, 2004. Value is calculated as the difference between the last sales price of Margo Common Stock and the exercise price at December 31, 2004, the last day the common stock traded during 2004.

			Number of Shares Underlying Unexercised Options at 12/31/04(1)		Value of Unexercised In-The-Money Options at 12/31/04(1)(2)(3)
Name	Shares Acquired On Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael J. Spector(1)	29,700(4)	$161,527(5)(6)	-	4,125	$ -	$ 17,056(1)(2)(3)

Juan B. Medina Arroyo	-	-	-	-	$ -	$ -
______________
(1)	Represents stock options held by Margaret D. Spector, the wife of Michael J. Spector.
(2)	In accordance with SEC rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock.
(3)
Based on the last sales price of   $6.77 per share on December 31, 2004, and an exercise price of $1.40, $3.00 and $2.80 for 688, 1,375, and 2,062 exercisable options, respectively. The amount of shares subject to stock options (and the exercise prices) has been adjusted to reflect a five-for-four stock split effective July 8, 2005.

(4)	Includes the exercise of options to acquire 13,200 shares by Margaret D. Sector.
(5)	The value realized represents the aggregate market value of the shares covered by the option on the date of exercise less the aggregate exercise price paid by the executive officer.
(6)	$30,975 corresponds to the value realized upon exercise of options to acquire 13,200 shares by Margaret D. Spector.

Margo did not re-price any options during 2004.

Equity Compensation Plan Information

The following table provides information as of December 31, 2004, regarding shares of common stock that may be issued to all Margo directors and employees under its 1988 Stock Benefits Plan, its 1998 Stock Option Plan and its 2003 Restricted Stock Plan, its only equity-based compensation plans currently in effect as well as pursuant to non-qualified options granted to non-employee directors prior to 1998.

	Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Awarded as Restricted Stock	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the Second Column)

Equity compensation plans approved by security holders	1988 Stock Benefits Plan 1998 Stock Option Plan 2003 Restricted Stock Plan	8,250 93,500 -	$2.69 $2.39 -	- - 41,875	- 85,600 158,125

Equity compensation plans not approved by security holders	Non-qualified option grants to non-employee directors prior to 1998	15,125	$2.56	-	-

Total		116,875	$2.43	17,500	243,725

Employment Agreements

During 2005, Margo entered into an employment agreement with Mr. Luis R. Carrasquillo, Senior Vice President and Chief Financial Officer. Under the Agreement, Mr. Carrasquillo is entitled to an annual salary of $125,000 plus certain other incentives and benefits. Mr. Carrasquillo is also eligible to receive grants of restricted stock under the 2003 Restricted Stock Plan.

In connection with Mr. Carrasquillo’s appointment, Mr. Juan B. Medina, former Senior Vice President and Chief Financial Officer, was appointed as the new President and Chief Operating Officer of Margo. In connection with this appointment, Mr. Medina’s salary was increased from $122,500 to $147,500.

Salary Deferral Retirement Plan

During 1998, Margo established a Salary Deferral Retirement Plan (the “Retirement Plan”) under the provisions of the Puerto Rico Internal Revenue Code of 1994. The Retirement Plan covers all employees who are at least 21 years of age and have completed one year of service. Under the terms of the retirement plan, Margo matches up to 100% of the pre-tax contributions made by employees in an amount equal to 10% of their basic salary subject to a maximum of $8,000. For the year ended December 31, 2004, Margo paid approximately $57,000 as matching contribution for all participants.

PERFORMANCE GRAPH

The following performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that Margo specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Performance Graph compares the yearly percentage change in Margo’s cumulative total stockholder return on its Common Stock to that of the NASDAQ Stock Market (US Companies) and a Peer Group Index. The Peer Group Index consists of corporations engaged in the nursery business (Calloways Nursery Inc., Hines Horticulture Inc. and Griffin Land & Nurseries, Inc.). The Performance Graph assumes (i) that $100 was invested on December 31, 1999 in the case of each of the CRSP Index for NASDAQ Stock Market (U.S. Companies), the Peer Group Index and Margo’s Common Stock; and (ii) the reinvestment of all dividends.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG MARGO CARIBE, INC.,
NASDAQ MARKET INDEX AND PEER GROUP INDEX

DOLLARS
450
400
350
300
250
200
150
100
50
0

	1999	2000	2001	2002	2003	2004
MARGO CARIBE, INC.	100.00	81.08	151.35	179.34	337.75	402.35
PEER GROUP INDEX	100.00	49.74	61.58	56.04	67.79	81.46
NASDAQ MARKET (U.S. COS.)	100.00	63.31	48.87	34.20	51.98	56.68

ASSUMES $100 INVESTED ON DEC. 31, 1999
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2004

Companies in the Self-Determined Peer Group
Calloway's Nursery Inc
Griffin Land & Nurseries Inc
Hines Horticulture Inc

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Lease and Option to Purchase Puerto Rico Nursery Farm

Effective January 1, 2004, Margo and the Spectors entered into a new lease agreement with respect to Margo’s principal nursery farm. The lease has an initial term of five years renewable for an additional term of five years at the option of Margo. During the initial term of the lease, rent is set at $24,000 per month. During the renewal term, the rent increases to the greater of (x) $24,000 per month or (y) the original $24,000 per month adjusted on the basis of the increase in the Wholesale Price Index (“WPI”) published by the United States Department of Labor, Bureau of Labor Statistics, from the WPI which was in effect on January 1, 1993 to the WPI in effect on January 1, 2008. Additionally, Margo is required to pay all taxes on the property, maintain certain insurance coverages and otherwise maintain and care for the property. The lease also contains an option which permits Margo to purchase the property at its appraised value in the event of the death of both Mr. and Mrs. Spector. In consideration of the option Margo is required to pay the Spectors an additional $1,000 per month. A committee of independent directors approved the new lease agreement. In connection with this lease, the Spectors also agreed to reimburse Margo for any unamortized value of the leasehold improvements applicable to the Vega Alta facility as of the date of termination.

Loan to Company by Spectors

During the fourth quarter of 2004, Margo consolidated several unsecured loans from Michael J. Spector, its major shareholder, in the aggregate amount of $1,000,000. The principal amount of this loan is payable on January 31, 2006.

On January 11, 2005 and March 11, 2005, Margo received $500,000 and $500,000, respectively, as unsecured loans from Michael J. Spector and Margaret D. Spector. In addition, on February 16, 2005, the Spectors made a $3,000,000 loan to Margo to be used in connection with the acquisition by Margo State Line, Inc., a Florida corporation and a wholly owned subsidiary of Margo of substantially all the assets (other than real property) of State-Line Bark & Mulch, Inc., a Georgia corporation. The $3,000,000 loan is secured by a pledge of all outstanding stock of Margo State Line, Inc. The entire principal balance of the loans was originally due and payable on January 31, 2006 and February 16, 2006, respectively.

On May 23, 2005, Margo entered into a long-term financing agreement whereby the $3,000,000 loan payable to the Spectors was refinanced. The new note has a maturity of May 1, 2010. The aggregate principal amount of the note under the financing agreement will be payable in sixty (60) consecutive monthly installments on the first day of each month, with fifty-nine (59) equal monthly installments of $8,333.33 and a balloon payment on the sixtieth (60th) and final installment of $2,500,000.20.

During the second quarter of 2005, Margo also received $100,000 and $ 125,000 in the form of unsecured loans from Michael J. Spector and Margaret D. Spector. In June 2005, Margo repaid $100,000 of these loans. Subsequently, in July 2005, Margo repaid the remaining $125,000.

Each of the notes evidencing the loans described above bears interest at an annual rate equal to the rate of interest announced publicly by Citibank, N.A. in New York, NY, from time to time as the Citibank base or prime rate. As of September 1, 2005, an aggregate of $4,475,000.33 was outstanding under these loans.

Margo did not pay any commitment fee or commission in connection with these loans. Margo’s Board of Directors believes that the terms and conditions of the loan are at least as favorable to the Company as those that could have been obtained from an unaffiliated third party.

Landscaping Services Provided by Margo to Estancias de Cerro Mar, Inc.

During 2004 and 2003, Margo provided landscaping and landscape maintenance services to Estancias de Cerro Mar, Inc., an entity controlled by the Spectors, and charged approximately $541,000 and $417,000, respectively, for these services. Margo believes that the prices and other terms granted to Estancias de Cerro Mar, Inc. were at least as favorable to Margo as those charged to unrelated entities.

Obligations Under Guarantees

Since September 22, 2003, Margo is guarantor for a loan in the amount of $1,300,000 made to Salinas Holdings, Inc., an unconsolidated subsidiary. The guaranty is continuous and several, limited to 33.33% of all outstanding principal and accrued interest on the loan, which is equal to Margo’s pro-rata ownership participation in Salinas Holdings. The term of the loan is thirty-six months and payable in monthly installments of $36,111, plus accrued interests. The interest rate is calculated based on the 90 days LIBOR rate fluctuating every 90 days, plus 1.5% over such rate. As of September 1, 2005, the maximum potential amount of future payments that Margo could be required to make under the guarantee is approximately $253,000, plus accrued interest.

Certain Other Relationships

Mr. Evan H. Berger, a Director of Margo, is married to the step daughter of Mark Greene, a former director of Margo, and the owner of a one third equity interest in Salinas Holdings, Inc., a joint venture dedicated to sod and tree production in which Margo also owns a one third equity interest. During 2004, Salinas Holdings paid Margo $24,000 in management fees and sales commissions of approximately $201,000. As of December 31, 2004, Margo had net advances due from Salinas Holdings, Inc. of $42,479.

During 2004, Blás R. Ferraiuoli, a director of Margo, acted as notary public and received legal fees in connection with real estate closings from the purchasers of homes in the Estancias de Cerro Mar, Inc. development, which is controlled by the Spectors.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Margo under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent Margo specifically incorporates this Report by reference therein.

During fiscal 2000, the Audit Committee of the Board of Directors developed a written charter for the Audit Committee, which was approved by the full Board on June 6, 2000. The complete text of the charter, which reflects standards set forth in new SEC regulations and NASDAQ Marketplace Rules was reproduced as Appendix A to the proxy statement circulated to Margo’s shareholders in connection with the 2004 Annual Stockholders’ Meeting and will be provided upon written request to Margo.

The role of the Audit Committee is to assist the Board of Directors in its oversight of Margo’s financial reporting process. As set forth in the charter of the Audit Committee, Margo’s management is responsible for the preparation, presentation and integrity of Margo’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Deloitte & Touche LLP, Margo’s independent registered public accounting firm is responsible for auditing Margo’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and Deloitte & Touche LLP. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect and by the Sarbanes-Oxley Act of 2002. Finally, the Audit Committee discussed with Deloitte & Touche LLP certain matters related to their independence and has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect and considered whether any other non-audit services provided by Deloitte & Touche LLP are compatible with maintaining the auditors’ independence and has discussed with the auditors their independence.

Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of Margo’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that Margo’s auditors are in fact “independent.”

Based upon the reports and discussion described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the charter, the Committee recommended to the Board that the audited financial statements of Margo be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

Members of the Audit Committee

Roberto J. Luciano
Evan H. Berger
Ramón L. Domínguez
Michael A. Rubin
Dated: September 27, 2005

RATIFICATION OF INDEPENDENT ACCOUNTANTS

Upon the recommendation of the Audit Committee, the Board of Directors has appointed the firm of Deloitte & Touche LLP to act as Margo’s independent registered public accounting firm for the year ending December 31, 2005 subject to ratification by Margo’s shareholders.

Deloitte & Touche LLP has served as Margo’s independent registered public accounting firm since 1997. Services provided to Margo and its subsidiaries by Deloitte & Touche LLP in fiscal 2004 included the audit of Margo’s consolidated financial statements, limited reviews of quarterly reports, services related to filings with the SEC and consultations on various accounting matters.

The Audit Committee reviewed all non-audit services rendered by Deloitte & Touche LLP to Margo and concluded that the provision of such services was compatible with the maintenance of Deloitte & Touche LLP’s independence in the conduct of its auditing functions.

The aggregate fees billed for professional services by Deloitte & Touch LLP in 2004 and 2003 for these various services provided to Margo were:

Type of Fees	2004	2003

Audit Fees	$85,250	$71,260
Audit-Related Fees		3,800
Tax Fees	--	--
All Other Fees	--	--

Total	$85,250	$75,060

In the above table, in accordance with new SEC definitions and rules, “audit fees” are fees Margo paid Deloitte & Touche LLP for professional services rendered for the audit of the Company’s consolidated financial statements included in Margo’s Annual Report on Form 10-K and review of financial statements included in Margo’s Form 10-Qs, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees billed by Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of the audit or review of Margo’s financial statements, accounting consultations and Sarbanes-Oxley, Section 404, consultations; “tax fees” are fees for tax compliance, tax advice and assistance with tax audits; and “all other fees” are fees billed by Deloitte & Touche LLP to Margo for any services not included in the first three categories of which there were none during 2004 and 2003.

The submission of this proposal to a vote of shareholders is not legally required. If the selection of Deloitte & Touche LLP is not approved, the Audit Committee and the Board of Directors will reconsider its selection. The affirmative vote of a majority of the shares of Common Stock represented, in person or by proxy, at the Annual Meeting is required to adopt this proposal.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the selection of Deloitte & Touche LLP as Margo’s independent registered public accounting firm.

SECTION 16(A)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires Margo’s directors and executive officers to report their ownership of and transactions in Margo’s Common Stock to the Securities and Exchange Commission (the “SEC”) and the National Association of Securities Dealers.

Copies of these reports are also required to be supplied to Margo. Specific dates for filing these reports have been established by the SEC, and Margo is required to report in the annual report any failure of its directors and executive officers to file by the relevant due date any of these reports during the fiscal year ended December 31, 2004. Based solely on its review of the copies of the report received by it, Margo believes that all such filing requirements were satisfied, except for one late report filed by Michael J. Spector relating to the purchase of 1,100 shares, one late reports filed by Michael A. Rubin relating to the exercise of options to buy an aggregate of 6,600 shares, one late report filed by each of Evan Berger, Ramón L. Domínguez, Blás Ferraiouli and Michael A. Rubin relating to the grant of stock options to acquire 2,750 shares, two late reports filed by René Llerandi relating to the sale of 2,000 shares and the exercise of stock options to acquire 3,300 shares, respectively, and one late report filed by Luis M. Torres relating to the grant of 6,000 shares of restricted stock.

STOCKHOLDER PROPOSALS

Any proposal that a stockholder wishes to present for consideration at the 2006 Annual Meeting of Stockholders must be received by Margo by the close of business on the tenth day following the date Margo publicly announces the date of its 2006 Annual Meeting of Stockholders. Proposals should be directed to the attention of the Secretary of Margo and otherwise follow the procedure prescribed in SEC Rule 14a-8.

ANNUAL REPORT

A copy of Margo’s Annual Report to Shareholders containing the consolidated financial statements of Margo for the fiscal year ended December 31, 2004 is being mailed to each stockholder together with this Proxy Statement. Such Annual Report is not part of the proxy solicitation materials.

OTHER MATTERS

Management is not aware of any other matters to be presented for action at the Annual Meeting other than those described in the accompanying notice of meeting and routine matters incidental to the conduct of the meeting. However, if any other matter properly comes before the Annual Meeting, the persons named as proxies will vote in accordance with their best judgment on such matter.

BY ORDER OF THE BOARD OF DIRECTORS

Margaret D. Spector
Secretary

Vega Alta, Puerto Rico
September 27, 2005